Exhibit 10.1

October 24th, 2005

Steven H. Kane
206 Lurgan Road
New Hope, PA 18938

Steve:

Upon this letter signed by you and countersigned by the Chairman of our Compensation Committee on or before, October 25th, 2005, Protalex is pleased to continue your employment as President and Chief Executive Officer in accordance with the terms set forth in this letter. As the President and CEO of Protalex, the Board of Directors will nominate you for a Board seat at each Annual Meeting of our Stockholders. You will report to the Board of Directors.

As compensation for your services, you will be paid a monthly salary of $27,083.33, payable in accordance with our customary payroll practices and less payroll deductions and all required withholdings. You will, as a member of the executive team, be eligible to participate in the annual executive bonus plan. This plan is performance based, with objectives and payouts to be determined by the Board of Directors.

In addition to your cash compensation and bonuses as described above, during your employment with the Company, you will be entitled to participate in any life, health, accident, disability, or hospitalization insurance plans, pension plans, or retirement plans as the Board of Directors makes available to the executive employees of Protalex as a group.

Your employment is "at-will" which means that either you or Protalex may terminate your employment at any time on written notice to the other, with or without cause; provided, however, that if Protalex terminates your employment without cause, Protalex will pay you for a period of 18 months thereafter (health benefits included) in accordance with our customary payroll practices, and accelerate vesting of any outstanding options. Any statements or representations to the contrary regarding your at-will status should be disregarded. For purposes of this letter and your employment, "cause" shall mean that you have committed, or there has occurred, one or more of the following: (a) conviction of, a guilty plea with respect to, or a plea of *nolo contendere* to a charge that you have committed, a felony under the laws of the United States or of any state; (b) commission by you of any act of fraud, theft, or embezzlement of any Protalex records or property; (c) material breach by you of any agreement entered into between you and Protalex that impairs Protalex's interest (financial, reputation or otherwise): (d) willful misconduct or gross negligence by you as an employee of Protalex which has or reasonably likely to result in material injury or material financial loss to Protalex, or (e) failure or inability of you to perform any material reasonable assigned duties, other than due to a bona fide mental or physical disability, after written notice from Protalex of such failure or inability, and such conduct is not cured within ten (10) business days after your receipt of such written notice (provided that such conduct can reasonably be cured)

The employment relationship between the two of us shall be governed by the general employment policies and procedures of Protalex, including without limitation, those relating to the protection of confidential information and assignment of inventions. Your execution of this letter shall also constitute your execution of Protalex's Confidential Information and Inventions Agreement attached hereto as Exhibit A and incorporated herein by reference.

At all times during your employment with Protalex and for a period of two (2) years thereafter, you shall not, without first obtaining the prior written approval of Protalex directly or indirectly solicit, induce, persuade or entice, or attempt to do so, or otherwise cause, any employee or independent contractor of Protalex to terminate his or her employment or contracting relationship with Protalex to become an employee, or independent contractor to or for any person or entity.

Your employment and the construction, validity and interpretation of this letter agreement shall be governed by the laws of the Sate of Pennsylvania as applied to contracts made and to be performed entirely within Pennsylvania. Venue for all purposes hereunder shall be Bucks County, Pennsylvania.

Each of Protalex and you acknowledge that Reed Smith LLP is representing only Protalex in this transaction. You represent that you have had the opportunity and been advised by Protalex to consult with independent counsel concerning the giving of this notice and entering into this letter agreement.

If this offer is acceptable to you, please sign the enclosed

Very truly yours,

PROTALEX, INC.

By: ______________________

G. Kirk Raab
Chairman of the Board

Accepted and approved:

______________________ 10-25-05

Steven H. Kane